Exhibit (h)(5)

AMENDED AND RESTATED

COMPLIANCE SERVICES AGREEMENT

THIS COMPLIANCE SERVICES AGREEMENT, originally made the 17th day of August 2011, as subsequently amended, is hereby further amended effective September 15, 2017, by and between:

CROSSMARK CONSULTING, LLC ("Crossmark Consulting"), a Texas Limited Liability Company having its principal place of business in Houston, Texas; and

STEWARD FUNDS, INC. (“SFI”), a Maryland corporation having its principal place of business in Houston, Texas (the “Company”). The Company adopts this Compliance Services Agreement on behalf of its series portfolios listed on Schedule A hereto (each a "Fund”).

WITNESSETH

WHEREAS, the Company and the Funds are each engaged in business as management investment companies and are registered as such under the Investment Company Act of 1940 ("Act"); and

WHEREAS, Crossmark Consulting is engaged in providing services to investment companies, including compliance services as described herein; and

WHEREAS, the Company desires to retain Crossmark Consulting to render compliance services to the Funds, in the manner and on the terms hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1.	Employment of Crossmark Consulting. The Company hereby employs Crossmark Consulting to perform the duties set forth in Paragraph 2 hereof for the period and on the terms hereinafter set forth. Crossmark Consulting hereby accepts such employment and agrees during such period to render the services herein set forth for the compensation herein provided. Crossmark Consulting shall for all purposes herein be deemed to be an independent contractor and, except as expressly provided or authorized (whether herein or otherwise), shall have no authority to act for or represent the Company or the Funds in any way or otherwise be deemed an agent of the Company or the Funds.

2.	Duties of Crossmark Consulting. Crossmark Consulting undertakes to provide the following services and to assume the following obligations, subject to the supervision of the Funds’ Chief Compliance Officer and the overall direction of the board of directors or trustees and officers of the Company:

(a)	To provide continuing implementation of a compliance program for the Funds pursuant to Rule 38a-1 under the Act (“Rule 38a-1”), such program to contain policies and procedures reasonably designed to prevent the Funds from violating Federal Securities Laws (as defined in Rule 38a-1), including policies and procedures (“Policies and Procedures”) that provide for the oversight of compliance by each investment adviser (including any sub-adviser), principal underwriter, administrator and transfer agent (each, a “Service Provider”) of each Fund.

Compliance Services Agreement – Steward Funds, Inc.

Effective: September 15, 2017

(b)	To provide such compliance oversight of, and reports regarding, the custodian of each Fund and such other matters as the Company’s board of directors or trustees shall request from time to time.

(c)	To assure that all Policies and Procedures have been approved by each Fund’s board of directors or trustees, including a majority of the directors or trustees who are not interested persons of the Fund, based on a finding that the Policies and Procedures are reasonably designed to prevent violation of the Federal Securities Laws by the Fund, and by the Fund’s Service Providers;

(d)	To assist the Funds’ Chief Compliance Officer in preparing for periodic meetings with the Funds’ independent directors or trustees.

(e)	To assist the Funds’ Chief Compliance Officer in reviewing, no less frequently than annually, the adequacy of such Policies and Procedures and the effectiveness of their implementation and to recommend to the Funds’ Chief Compliance Officer any changes deemed advisable as a result of such review;

(f)	To assist the Funds’ Chief Compliance Officer in preparing his annual report to the Funds’ boards of directors or trustees required by Rule 38a-1, such report to address the operation of the Policies and Procedures, any material changes made to the Policies and Procedures since the date of the last report, any material changes to the Policies and Procedures recommended as a result of the annual review conducted pursuant to paragraph 2(e), above, and each Material Compliance Matter (as defined in Rule 38a-1) that occurred since the date of the last report;

(g)	To assure that the Funds maintain copies of: (1) Policies and Procedures, as currently in effect or as in effect at any time within the past five years, in an easily accessible place; (2) copies of materials provided to the Funds’ boards of directors or trustees in connection with their approval of the Policies and Procedures and of written reports provided to the Funds’ boards of directors or trustees pursuant to paragraph (a)(4)(iii) of Rule 38a-1, all such copies to be maintained for at least five years after the end of the fiscal year in which the documents were provided, the first two years in an easily accessible place; and (3) any records documenting the Funds’ annual review pursuant to paragraph (a)(3) of Rule 38a-1, such records to be maintained for at least five years after the end of the fiscal year in which the annual review was conducted, the first two years in an easily accessible place;

(h)	To track regulatory changes, industry rules and best practices, and guidance from legal and accounting communities in order to make recommendations to the Funds’ Chief Compliance Officer for changes or additions to Policies and Procedures to assure that they are kept up-to-date and that the Funds’ boards of directors or trustees are kept informed of developments;

Compliance Services Agreement – Steward Funds, Inc.

Effective: September 15, 2017

(i)	To assist the Funds’ Chief Compliance Officer in such other compliance-related matters as he may request from time to time, such as: the conduct of internal monitoring and auditing of Fund operations; monitoring of compliance by the Funds’ directors or trustees with ethics policies; monitoring of compliance by committees of the Funds’ boards of directors or trustees with their charters; responding to regulatory investigations and queries; and other compliance matters;

(j)	To make its officers and employees available to the Funds’ boards of directors or trustees and officers for consultation and discussions regarding compliance management of the Funds; and

(k)	To provide the Chief Compliance Officer with such office space, personnel and facilities as are reasonably necessary for him to perform his obligations under the Chief Compliance Officer Agreement with the Company.

3.	Expenses of Crossmark Consulting and the Funds.

(a)	Crossmark Consulting. Except as otherwise provided in Schedule B to this Agreement, Crossmark Consulting assumes and shall pay for maintaining the staff and personnel and shall at its own expense provide the equipment (other than equipment used in connection with the Funds' custodial system), office space and facilities necessary to perform its obligations under this Agreement and as provided to the Chief Compliance Officer pursuant to Section 2(k) above.

(b)	The Company and the Funds. The Company and the Funds assume and shall pay or shall arrange for others to pay all other expenses of the Company and the Funds, including, but not by limitation: (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of portfolio investments; (iii) compensation of the directors or trustees of the Company other than those who are affiliated persons of the Funds’ investment adviser(s) (including any sub-adviser) or administrator; (iv) fees of outside counsel to, and of independent accountants of, the Company and/or the Funds selected by the Funds’ boards of directors or trustees; (v) payments pursuant to the Funds’ investment advisory, subadvisory, administration, compliance services, portfolio screening and class action and Fair Fund services contracts, and fees and expenses of the Funds’ custodians, registrars and transfer agents; (vi) expenses related to the repurchase or redemption of the Funds' shares including expenses related to a program of periodic repurchases or redemptions; (vii) expenses related to the issuance of the Funds' shares against payment therefore by or on behalf of the subscribers thereto; (viii) fees and related expenses of registering and qualifying the Company, the Funds and their shares for distribution under state and federal securities laws; (ix) expenses of printing and mailing of registration statements, prospectuses, reports, notices and proxy solicitation materials of the Company and the Funds; (x) all other expenses incidental to holding meetings of the shareholders of the Company and the Funds including proxy solicitations therefor; (xi) expenses for servicing shareholder accounts; (xii) insurance premiums for fidelity coverage and errors and omissions insurance; (xiii) dues for membership of the Company and the Funds in trade associations approved by the Funds’ boards of directors or trustees; (xiv) payments pursuant to a Fund’s Service and Distribution Plan, Service Plan or Administrative Services Plan; and (xv) such non-recurring expenses as may arise, including those associated with actions, suits or proceedings arising out of the activities of the Company or the Funds to which the Company or a Fund is a party and the legal obligation which the Company or a Fund may have to indemnify the officers and directors with respect thereto. To the extent that any of the foregoing expenses are allocated among the Company, the Funds and any other party, such allocations shall be made pursuant to methods approved by the Funds’ boards of directors or trustees.

Compliance Services Agreement – Steward Funds, Inc.

Effective: September 15, 2017

4.	Compensation. Compensation for the services of Crossmark Consulting provided under this Agreement will be paid as provided in Schedule B hereto.

5.	Activities of Crossmark Consulting. The services of Crossmark Consulting to the Funds hereunder are not to be deemed exclusive and Crossmark Consulting shall be free to render similar services to others.

6.	Liabilities of Crossmark Consulting. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Crossmark Consulting, Crossmark Consulting shall not be liable to the Company, a Fund, or to any shareholder of a Fund for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

7.	Renewal. The term of this Agreement shall commence on the date hereof and shall continue in effect until terminated in accordance with Paragraph 9 hereof.

8.	Amendments; Addition of Funds. This Agreement may be amended by written agreement between the parties at any time provided such amendment is authorized or approved by the board of directors or trustees of the Company and in accordance with any applicable regulatory requirements. A Fund may be added to Schedule A hereto, and its fee schedule may be added to Schedule B hereto, at any time provided such addition is approved by the applicable Fund’s board of directors or trustees.

9.	Termination. This Agreement may be terminated with respect to one or more Funds without the payment of any penalty (i) by the Company on 60 days’ notice to Crossmark Consulting or (ii) by Crossmark Consulting on 90 days’ written notice to the Company. Fees payable to Crossmark Consulting pursuant to Schedule B hereto shall be prorated to the effective date of termination.

Compliance Services Agreement – Steward Funds, Inc.

Effective: September 15, 2017

10.	Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

If to Crossmark Consulting:

Crossmark Consulting, LLC

3700 West Sam Houston Parkway South

Suite 250

Houston, Texas 77042

If to the Company:

Steward Funds, Inc.

3700 West Sam Houston Parkway South

Suite 250

Houston, Texas 77042

or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 10.

11.	Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

12.	Headings. Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof.

13.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

14.	Governing Law. This Agreement shall be subject to the laws of the State of Texas, and shall be interpreted and construed to further and promote the operation of the Company, including each Fund, as a diversified open-end management company or closed-end interval fund, as applicable.

Compliance Services Agreement – Steward Funds, Inc.

Effective: September 15, 2017

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

STEWARD FUNDS, INC.

By	/s/ Michael L. Kern
Date:	September 15, 2017
Name:	Michael L. Kern, III, CFA
Title:	President

CROSSMARK CONSULTING, LLC

By	/s/ Michael L. Kern
Date:	September 15, 2017
Name:	Michael L. Kern, III, CFA
Title:	President

Compliance Services Agreement – Steward Funds, Inc.

Effective: September 15, 2017

SCHEDULE A

The following Steward Funds series of SFI are Funds to be serviced under the Compliance Services Agreement:

Steward Covered Call Income Fund

Steward Global Equity Income Fund

Steward International Enhanced Index Fund

Steward Large Cap Enhanced Index Fund

Steward Select Bond Fund

Steward Small-Mid Cap Enhanced Index Fund

Compliance Services Agreement – Steward Funds, Inc.

Effective: September 15, 2017

SCHEDULE B

Compensation

Each Fund shall pay compensation to Crossmark Consulting for its services as provided in this Schedule B.

As compensation for the services rendered by Crossmark Consulting under this Compliance Services Agreement, as amended, the facilities furnished and the expenses assumed by Crossmark Consulting hereunder, each Fund shall pay to Crossmark Consulting at the end of each calendar month a fee at the annual rates in the table below, based on the average daily net assets of the Fund as determined and computed in accordance with the description of the method of determination of net asset value contained in the prospectus and statement of additional information with respect to the Fund as in effect from time to time under the Securities Act of 1933. If Crossmark Consulting shall serve for less than any whole month, the compensation described in the preceding sentence shall be prorated.

0.025% of the first $500 million

0.020% of the next $500 million

0.015% of assets over $1 billion

Out-of-Pocket Expenses

The Funds shall provide to Crossmark Consulting reimbursement for reasonable expenses incurred by Crossmark Consulting related to travel outside the Houston area in connection with performing services under this Agreement, including but not limited to, transportation, meals, telephone calls, photocopying, binding and shipping of materials in connection with attendance at non-Houston meetings of a Fund’s board of directors or trustees, or a committee thereof, or visits to Service Providers or the custodian of the Company or Fund. An invoice detailing these out-of-pocket expenses, indicating any expenses that are specific to a particular Fund or to particular Funds, shall be submitted to the relevant Company or Company at the end of each calendar month. Out-of-pocket expenses that are attributable to a particular Fund or to particular Funds shall be allocated by the Company to that Fund or to those Funds. Other out-of-pocket expenses shall be allocated as deemed appropriate by the Company.

Compliance Services Agreement – Steward Funds, Inc.

Effective: September 15, 2017